SALE AND SUPPORT AGREEMENT

between

NET CASH SERVICES INC.

-and -

LUV-A-FAIR RESTAURANTS INC.

November 19, 2002

NET CASH SERVICES INC.
SALE AND SUPPORT AGREEMENT

THIS AGREEMENT made as of the _____ day of __________, 2002

BETWEEN	NET CASH SERVICES INC., a company with a principal office at Suite 497-1027 Davie Street, Vancouver, British Columbia, V6E 4L2
("Net Cash Services Inc.")

AND	LUV-A-FAIR RESTAURANTS INC. a company with a principal office at 1275 Seymour Street, B.C. V6B 3N6
("Purchaser")

WHEREAS:

(A)	Net Cash Services Inc. is in the business of selling, installing and operating automatic teller machines in retail business premises;

(B)	Purchaser is the lessor of certain lands and premises described in Schedule A (the "Premises") and operates a retail business on the Premises;

(C)	Purchaser desires to purchase from Net Cash Services Inc. one or more automatic teller machines (the "ATM") and in order that Net Cash Services Inc. may install and operate such ATM at the Premises;

NOW THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

     PART 1
INTERPRETATION

Definitions

1.01         In this Agreement, including the recitals, except as otherwise expressly provided or unless the context otherwise requires:

Adjunct Charge means the fees charged by a Host System to Net Cash Services Inc. for an Unsuccessful Transaction.

ATM Products means the ATM, the computer software, incorporating both object code and source code, that creates the on-line processing link and interface enabling ATM Transactions to be processed, and associated documentation and user manuals related thereto;

ATM Transaction means a function that is processed through the ATM, including without limitation cash withdrawals, deposits, transfers or other settlements, and balance inquiries effected through the use of the ATM;

ATM User means a Person that performs an ATM Transaction;

Force Majeure means any delay or failure by a party hereto to perform its obligations as required by this Agreement to the extent that such delay or failure to perform is caused by a reason or circumstance beyond such party's control, including, without limitation, acts or omissions of the other party, third party non-performance, and failure or malfunction of computer or telecommunications hardware, equipment or software, provided that such party could not have foreseen the specific reason or circumstance which caused the delay or failure at the time of the conclusion of this Agreement or could not reasonably have been expected to have avoided or overcome it or its consequences;

Host System means a centralized computer processing system accessed through Net Cash Services Inc., or a processor used by Net Cash Services Inc., that provides electronic funds transfer and data processing services necessary to operate the ATM;

Successful Transaction means an ATM Transaction that is processed by the Host System and the ATM user's bank.

Surcharge Fee means the fees received for a Successful Transaction by Net Cash Services Inc. from an ATM User's account, net of all payments made to Host Systems and banks;

Unsuccessful Transaction means an ATM Transaction that is not processed by the Host System or the ATM user's bank.

Interpretation

1.02         Headings of the Articles and Sections hereof are inserted for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03         Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter gender.

1.04         This Agreement is made pursuant to the laws of the Province of British Columbia and shall be construed, interpreted and enforced in accordance therewith.

1.05         If any of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

1.06         Subject to as hereinafter provided, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

PART 2
PROJECT DEFINITION AND COMPENSATION

Sale of ATM

2.01         Subject to the terms and conditions of this Agreement, Net Cash Services Inc. hereby agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase from Net Cash Services Inc. , the ATM described in Schedule B. If Purchaser is purchasing the ATM with lease financing, Net Cash Services Inc. agrees to sell the ATM to Purchaser's leasing company provided that Purchaser promptly submits to such leasing company all documentation necessary to allow payment of the ATM upon delivery.

Purchase Price

2.02         In consideration for the sale and delivery of the ATM, Purchaser shall pay to Net Cash Services Inc. the purchase price (the "Purchase Price") specified in Schedule B. Purchaser will pay late charges equal to 15% per month on any unpaid portion of the Purchase Price.

2.03         Delivery of the ATM to the Purchaser will be deemed to occur

(a)	Where the installation of the ATM is to be completed by Purchaser, upon the delivery of the ATM to the Purchaser at the address set out in Schedule B or as the Purchaser might otherwise direct in writing, or

(b)	Where the installation of the ATM is to be completed by Net Cash Services Inc., upon the installation of the ATM on the Premises.

2.04         Purchaser will pay the Purchaser Price to Net Cash Services Inc. on or before delivery of the ATM in accordance with Section 2.03, provided that, concurrently with full payment of the Purchaser Price, Net Cash Services Inc. will deliver the bill of sale for the ATM to the Purchaser, or where applicable, to its leasing company.

2.05         Title to and risk of loss, damage and destruction of the ATM will pass to Purchaser upon delivery of the ATM in accordance with Section 2.03.

2.06         Until the Purchaser Price is paid for in full, Net Cash Services Inc. reserves, and Purchaser hereby grants to Net Cash Services Inc., a security interest in the ATM, and Purchaser agrees to execute and deliver to Net Cash Services Inc. all financing statements and necessary documentation to perfect such security interest.

Cash Loading Services

2.07         Purchaser will be responsible for ensuring that the ATM is periodically loaded with sufficient inventory and appropriate denominations of cash to meet the needs of ATM Users.

Appointment of Operator

2.08         Purchaser hereby appoints Net Cash Services Inc., for the term of this Agreement, as its exclusive agent, and grants Net Cash Services Inc. the exclusive right, to provide the services set out in Schedule C in respect of the ATM in accordance with the terms of this Agreement. Purchaser grants to Net Cash Services Inc. all rights to custody and control of the ATM necessary to perform such duties.
(a)
2.09 It is a condition of the sale of the ATM by Net Cash Services Inc. to the Purchaser that, during the term of this Agreement, Net Cash Services Inc. be the exclusive provider of the processing and operation services described in Schedule C.

Fees

2.10         Net Cash Services Inc. will direct to Purchaser the fees set out in Schedule C which are collected by it as the operator of the ATM, less any fees that Net Cash Services Inc. is required to pay to third parties as rent for locating the ATM on the Premises.

2.11         Net Cash Services Inc. will be entitled to retain all other fees collected by it through the operation of the ATM as payment for the services provided by it, all as set out in Schedule C.

Reporting

2.12         Purchaser and Net Cash Services Inc. agree that Net Cash Services Inc. will provide Purchaser with monthly reports (the "Transaction Reports") as set out in Schedule C.

Support Services Fee

2.13         In consideration for the services provided by Net Cash Services Inc. pursuant to Sections 2.04 and 2.05 (the "Support Services"), Purchaser agrees to pay to Net Cash Services Inc. a fee (the "Support Services Fee") as set out in Schedule C.

2.14         Purchaser will pay Support Services Fees to Net Cash Services Inc. in arrears, on or before the last day of the month following the month in which the transactions occur. Purchaser will pay late charges equal to 1.5 % per month on any outstanding balances.

2.15         Purchaser agrees that Net Cash Services Inc. may deduct from the Surcharge Fees payable each month all fees owing to it by Purchaser under this Agreement. If Net Cash Services Inc. chooses to make such deduction, any Rental Fees remaining after all such deductions will be remitted to Purchaser as full payment of Rental Fees for such month. Where the Rental Fees are not sufficient to offset the fees owing to Net Cash Services Inc. by Purchaser under this Agreement, Net Cash Services Inc. may apply the full amount of Rental Fees towards payment of such fees and Purchaser will be obligated to pay the remaining balance owing to Net Cash Services Inc. pursuant to the terms of this Agreement.

Clearing Account

2.16         For the settlement of transactions contemplated herein on behalf of Purchaser and for payment of fees and charges owing hereunder, Purchaser agrees to establish and maintain during the term of this Agreement a clearing account by executing the form set out on Schedule D and providing other documentation as necessary, and maintaining a clearing account balance sufficient, to permit Net Cash Services Inc. to credit or debit the clearing account and pay all amounts due to Net Cash Services Inc. under this Agreement.

Acknowledgements

2.17         Each party agrees and acknowledges that

2.18
(a)	Upon payment of the Purchase Price in full, the ATM will be the exclusive property of Purchaser and Net Cash Services Inc. will execute all necessary documentation to evidence Purchaser's interest in the ATM;

(b)	Prior to executing the Merchant Agreement, Net Cash Services Inc. will obtain the written consent to the terms of the Merchant Agreement from Purchaser, such consent not to be unreasonably withheld or delayed;

(c)	During the term of this Agreement, the ATM will not be moved from the Premises by either party without the mutual written consent of both parties;

(d)	For as long as Net Cash Services Inc. is responsible for operating the ATM in accordance with Section 2.08, Purchaser will not sell or assign its interest in the ATM to any other person and will not open, adjust, remove, disconnect, replace, repair or alter the ATM;

(e)	During the term of this Agreement, Net Cash Services Inc. will be the sole operator for all banking and cash dispensing services on the Premises as well as for other ancillary services and functions provided by the ATM on the Premises;

(f)	Any upgrades, repairs or replacements that might be required from time to time for the ATM will be the sole responsibility of the Purchaser;

(g)	Purchaser will be responsible for all costs associated with any relocation or temporary removal the ATM because of actions taken by the Purchaser, such as remodelling or renovations of the Premises;

(h)	Net Cash Services Inc. may place up to five pieces of signage, advertising or identification of up to five square feet in size on the exterior or interior of the Premises for the purposes of identifying the ATM services and location, and the costs of all such signage will be the responsibility of Net Cash Services Inc.; and

(i)	Net Cash Services Inc. may, with the prior notice to Purchaser, promote the ATM either through advertising, promotional material, or by having personnel in attendance in or about the Premises promoting the ATM.

PART 3
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Purchaser

3.01         Purchaser represents and warrants to Net Cash Services Inc., and acknowledges that Net Cash Services Inc. is relying upon such representations and warranties in entering into this Agreement, that:

(a)	Where Purchaser is a corporation, it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or continuation;

(b)	Purchaser has requisite authority to execute, enter into and carry out the terms and conditions of this Agreement, and all other agreements and instruments contemplated hereby, and to perform his obligations hereunder and there under;

(c)	This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding agreement enforceable against Purchaser in accordance with its terms;

(d)	Purchaser's execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not violate, conflict with or result in a breach of any of the terms or conditions of its contesting documents or any agreement or instrument to which it is bound;

(e)	Purchaser has the exclusive right to retain Net Cash Services Inc. for the purposes of installing and operating the ATM on the Premises; and

(f)	The use of the ATM on the Premises is a permitted use and does not violate any laws, regulations, permits or licenses or any judgement, decree, order or rule of any court or governmental authority to which Purchaser or its assets is subject.

Representations and Warranties of Net Cash Services Inc.

3.02         Net Cash Services Inc. represents and warrants to Purchaser, and acknowledges that Purchaser is relying upon such representations and warranties in entering into this Agreement, that:

(a)	Net Cash Services Inc. is a corporation duly organized and validly existing under the laws of the Province of British Columbia;

(b)	Net Cash Services Inc. has all requisite power and authority to execute, enter into and carry out the terms and conditions of this Agreement, and all other agreements and instruments contemplated hereby, and to perform its obligations hereunder and there under;

(c)	This Agreement has been duly executed and delivered by Net Cash Services Inc. and is a legal, valid and binding agreement enforceable against Net Cash Services Inc. in accordance with its terms;

(d)	Net Cash Services Inc.'s execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not violate, conflict with or result in a breach of any of the terms or conditions of its contesting documents or any agreement or instrument to which it is bound;

3.03         The representations and warranties of each of Purchaser and Net Cash Services Inc. contained in this Agreement will continue in full force and effect for the benefit of the other until such time as the relevant statutory limitation period for their enforceability has expired.

     PART 4
COVENANTS

Covenants of Purchaser

4.01         During the term of this Agreement, Purchaser will:

(a)	Not encumber or create a charge on or security interest in the ATM or any of the ATM Products, other than as contemplated herein, without giving prior written notice of such encumbrance, charge or interest to Net Cash Services Inc., and, where such an encumbrance, charge or security is created, enter into a non-disturbance agreement with the holder thereof in order to protect against the removal of the ATM from the Premises;

(b)	Procure and maintain in full force and effect fire, theft, vandalism and extended peril or "all risk" insurance coverage for the ATM and its contents;

(c)	Execute all such documents and do all such other things as are reasonably requested by Net Cash Services Inc. to allow for the operation of the ATM on the Premises;

(d)	Provide to ATM users free and uninterrupted access to the ATM during the Purchaser's normal business hours;

(e)	Provide convenient and continuous access to electricity and telecommunications lines to permit installation and continuous operation of the ATM on the Premises;

(f)	Not permit any bank, trust company or other firm or person to install an automatic teller machine on the Premises or to provide any cash dispensing services to the public except as may be provided by the Purchaser as an ancillary action to the ordinary course operation of its retail business;

(g)	Remove all other automatic teller machines from the Premises before the installation of the ATM is completed;

(h)	Not collect any payment from ATM Users for use of the ATM other than amounts which are normally deducted electronically through the Host Systems and at the ATM User's bank;

(i)	Be responsible for keeping the ATM supplied with sufficient cash, receipt paper and all other materials necessary to maintain operation of the ATM and to meet the needs of ATM Users;

(j)	Obtain and keep in full force and effect all necessary permits required by law for the installation and operation of the ATM;

(k)	Not give any warranty, make any representation or obligate, or contract on behalf of, Net Cash Services Inc. with respect to the ATM or otherwise except as authorized by Net Cash Services Inc. in writing; and

(l)	Permit Net Cash Services Inc. technicians to inspect the ATM on the Premises to ensure that the ATM is operating properly.

Covenants of Net Cash Services Inc.

4.02         During the term of this Agreement, Net Cash Services Inc. will:

(a)	Install the ATM on the Premises within 45 days' of the date hereof and, from time to time, ensure that the ATM is properly installed therein;

(b)	Be responsible for ongoing operation of the ATM as required by this Agreement;

(c)	Ensure that the ATM is operating in compliance with all applicable laws and regulations and in accordance with the contractual requirements of the manufacturer of the ATM, the telecommunications and information systems providers and the Host Systems;

(d)	Ensure that all signage, advertising and identification placed by Net Cash Services Inc. does not violate any municipal by-laws or rules; and

PART 5
CONFIDENTIALITY AND NON-COMPETITION

Confidentiality

5.01         Each party will keep the terms and conditions of this Agreement in strict confidence.

Trade Secrets

5.02         All equipment, correspondence, price lists, brochures, records, training and educational materials and other documents of prepared by a party to this Agreement (the "Disclosing Party") that are disclosed to the other party (the "Receiving Party") will remain the exclusive property of the Disclosing Party. The Receiving Party agrees to surrender all such documents to the Disclosing Party upon demand in the event of the termination of this Agreement.

Terms of Competition

5.03         Neither party nor any of its affiliates is prevented from engaging in any other business or activity for its exclusive benefit except as specifically stated in this Agreement, provided that such activity does not infringe the intellectual property rights of the other.

5.04         During the term of this Agreement and for a period of 6 months thereafter, Purchaser will not, without the prior written consent of Net Cash Services Inc. or in accordance with the terms of this Agreement, directly or indirectly, carry on or be engaged in or be concerned with or interested in any business similar to the business carried on by Net Cash Services Inc., either individually or in partnership or jointly or in conjunction with any person.

Reasonable Restriction

5.05         Each party agrees that the restrictions contained in this Part are reasonable in order to protect the respective legitimate business interests of the parties and the parties hereby waive all defences to the strict enforcement of such restrictions.

Injunctive Relief

5.06         Each party acknowledges that a breach by it of any covenants contained in this Part could result in damages to the other party to this Agreement which damages could not adequately be compensated for by monetary award. Accordingly, each party agrees that in the event of any such breach by such party, in addition to all other remedies available to any other party at law or in equity, such other party will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Agreement.

Survival of Covenants

5.07         The covenants and agreements contained in this Part will survive the termination of the remainder of this Agreement and will be separate and distinct covenants and agreements enforceable after the termination of this Agreement.

PART 6
LIMITED LIABILITIES, WARRANTIES AND INDEMNITIES

Limitation of Liability

6.01         Purchaser understands and acknowledges that Net Cash Services Inc. is only a reseller of the ATM and that the only warranty on the ATM is from the manufacturer thereof.

6.02         Except as expressly provided for in this Agreement, Net Cash Services Inc. will not be liable to Purchaser or any ATM Users for any direct, indirect, special, consequential, or punitive damages arising out of the use of the Host Systems in the operation of the ATM.

6.03         Unless expressly contained in this Agreement, no oral or written representation or statement made by Net Cash Services Inc. or any of its agents or employees including, but not limited to, any specifications, descriptions or statements contained in user guides provided to Purchaser is binding upon Net Cash Services Inc. as a warranty or promise of performance. Net Cash Services Inc. does not make any warranties or promises, express or implied, with respect to the merchantability, fitness for use, condition, durability or suitability of the ATM and are not responsible for any patent or latent defects in the ATM or damages resulting there from.

Indemnification

6.04         Without prejudice to any other remedy available to a party (the "Indemnified Party") at law or in equity, each party (the "Indemnifying Party") will indemnify the Indemnified Party against any and all costs, losses, damages or expenses suffered or incurred by the Indemnified Party arising out of or relating to

6.05
(a)	Any representation or warranty of the Indemnifying Party set forth in this Agreement being untrue or incorrect

(b)	The failure of the Indemnifying Party to observe or perform any of its covenants or obligations pursuant hereto, and

(c)	Any and all taxes, actions, suits, proceedings, demands, assessments, judgments, reasonable costs and reasonable legal and other expenses incidental to any of the foregoing.

6.06         A party making a claim for indemnification pursuant to this Part will diligently take reasonable steps, short of litigation, necessary or desirable to obtain any insurance proceeds that are available to it form any insurer in respect of the matter for which a claim for indemnification is made. Any liability of the other party in respect of such claim will be reduced to the extent such insurance proceeds are received or would have been received but for want of diligence by the insured in claiming under such insurance (less, in each case, related expenses of collection). Nothing in this Section will be enforceable by an Indemnifying Party if it would materially impair the Indemnified Party's rights against its insurer.

6.07         Any claims hereunder must exceed $500 in the aggregate before any claim is made, in which event all damages or deficiencies may be claimed and not just such excess amounts.

No Other Compensation

6.08         Except as expressly provided in this Agreement, neither party will demand compensation of any kind from the other and each party will bear its own costs (including taxes), risks and liabilities arising out of its obligations and efforts under this Agreement. Without limiting the foregoing, Net Cash Services Inc. will not be liable to Purchaser, ATM Users or any other party for: 6.09

(a)	Any unauthorized use of, or the completion of any unauthorized ATM Transactions through, the ATM;

(b)	Any damages, losses, or loss of income that occurs from breakdown, non-operation, repairs or malfunctions of the ATM; or

(c)	Any other special incidental or consequential damages caused by the use, misuse or inability to benefit from any services, hardware, or software relating to the ATM Products.

     PART 7
FORCE MAJEURE

Force Majeure

7.01         Neither party will be liable for its failure to perform any of its obligations under this Agreement due to an event of Force Majeure.

Elimination of Event of Force Majeure

7.02         A party will take all reasonable steps to eliminate an event of Force Majeure and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require the party to questions or test the validity of any law, rule, regulation or order of any governmental authority or to complete its obligations in any event of Force Majeure renders completion impossible.

Time Limits Extended

7.03         All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an event of Force Majeure provided that where such event of Force Majeure continues for a period longer than two months, this Agreement may be terminated by delivering written notice to the other party hereto and, if so terminated, Section 8.06 will apply.

     PART 8
TERMINATION

Event of Default

8.01         In this Part, Event of Default, in relation to a party, means an event of default arising as a result of a party being subject to one or more of the following circumstances,

(a)	Such party commits a material default in observing or performing any other material covenant, agreement or condition of this Agreement on its part to be observed or performed and, where such breach is curable, does not rectify or cure such breach within 30 days after receipt of written notice from another party to this Agreement specifying such breach;

(b)	An order is made or a resolution is passed or a petition is filed by such party for the liquidation, dissolution or winding-up of such party,

(c)	Such party commits an act of bankruptcy, makes an assignment of its assets, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, consents to a proposal or similar action under any bankruptcy or insolvency legislation applicable to it, or commences any other proceedings relating to it under any insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or consents to any such proceeding; or

(d)	Such party enters into an agreement to sell all or substantially all of its business or transfer all or substantially all of its assets to another person.

Initial Term

8.02         Subject to the other provisions of this Part, the initial term (the "Initial Term") of this Agreement continue in full force and effect for a term of 5 years from the date hereof

Subsequent Terms

8.03         The Initial Term shall automatically be extended for successive additional ten-year periods, upon the same terms and conditions as set out herein, unless terminated on 90 days'

written notice in advance of the commencement of such subsequent term by either party to the other.

Early Termination

8.04         In addition to any other remedies it may have, and notwithstanding any other section in this Part, Net Cash Services Inc. may terminate all of its obligations as operator of the ATM under this Agreement on 14 days' written notice if:

(a)	Purchaser is the subject of an Event of Default; or

(b)	If the number of ATM Transactions is less than 2,000 in the preceding month.

8.05         In addition to any other remedies it may have, and notwithstanding any other section in this Part, Purchaser may terminate the Net Cash Services Inc.'s ATM duties as operator of the ATM under this Agreement:

(a)	On 14 days' written notice if Net Cash Services Inc. is subject to an Event of Default; or

(b)	On 6 months' written notice, provided that Purchaser pays a cancellation fee to Net Cash Services Inc. equal to 100% of the average monthly Surcharge Fees received from the ATM for the previous 4 months multiplied by the number of months remaining in term.

8.06         Upon termination of this Agreement in accordance with this Part, and in addition to any other remedies that a non-defaulting party may have:

8.07

(a)	Each party will pay to the other all fees accrued but unpaid up to the date of termination in accordance with the terms of this Agreement;

(b)	Net Cash Services Inc. will, at its own expense, remove all signage and identification relating thereto from the Premises;

PART 9
DISPUTE RESOLUTION

Submission of Disputes

9.01         Either party may submit the dispute under this Agreement to arbitration in accordance with the terms of this Part.

9.02         All disputes submitted to arbitration pursuant to this Part will be decided by a single arbitrator appointed and acting under the Rules of the British Columbia International Commercial Arbitration Centre (the "BCICAC"). The arbitration award will be passed in writing, will contain the reasons for the award as well as a decision regarding the costs of arbitration, and will be final and binding upon the parties.

9.03         Each of the parties will continue to perform its respective obligations hereunder until a decision has been rendered by an arbitrator in accordance with this Part, unless the Agreement is terminated or expires in accordance with its terms.

9.04         Nothing in this Part will limit the rights of either party to apply to a court of competent jurisdiction for equitable relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Agreement pending final disposition of arbitration proceedings.

PART 10
GENERAL

No Joint Venture, Partnership

10.01         This Agreement is not intended by the parties to constitute or create a joint venture or partnership. Neither party will have the authority to bind the other.

Independent Legal Advice

10.02         Each of the parties hereto acknowledges and confirms that it has been advised by the Corporation to obtain independent legal advice in respect of this Agreement and has either done so or waives its rights to do so.

Notice

10.03         Any notice, direction or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be well and sufficiently given or made if:

(a)	Enclosed in a sealed envelope and delivered in person and left with the party hereto to whom or to whose care it is addressed (or in the case of a corporate party, with a receptionist or other responsible employee of the party) at the relevant address set forth on the face page of this Agreement; or

(b)	Telexed, telegraphed, telecopied or sent by other means of recorded electronic communication to the party hereto to whom it is addressed.

Any notice so given or made shall be deemed to have been given or made on the day of delivery, if delivered, and on the day of sending if sent by telex, telegraph, telecopy or other means of recorded electronic communication (provided such day of delivery or sending is a business day and if not then on the first business day thereafter). Any party to this Agreement may change its address for notice by notice to the other parties to this Agreement given in the manner set out in this Section.

General Provisions

10.04         This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, with respect to the subject matter hereof.

10.05         Time shall be of the essence in this Agreement.

10.06         Except as otherwise provided herein, this Agreement and the rights of any party to this Agreement may not be assigned or made the subject of any trust in favour of any person without the prior written consent of all other parties to this Agreement.

10.07         No indulgence or forbearance by any of the parties to this Agreement shall be deemed to constitute a waiver of such parties' rights to insist on a performance in full and in a timely manner of all covenants contained herein. Any waiver, in order to be binding upon any party must be expressed in writing. No waiver of any provisions, conditions or covenants shall be deemed to be a waiver of the rights of any party to require full and timely compliance with the other terms, conditions or covenants, or with the same terms, conditions or covenants at a time thereafter.

10.08         This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable thereto. Subject to Part 9, the parties submit and adjourn to the jurisdiction of the courts of the Province of British Columbia.

10.09         This Agreement may only be amended by written agreement entered into and executed by all parties to the Agreement at the effective date of the amendment.

10.10         This Agreement maybe executed in several counterparts or by facsimile signature, each such counterpart and facsimile constituting an original and all of which, when so executed, together shall constitute this Agreement, and notwithstanding their date of execution such counterparts and facsimiles shall be deemed to bear the date first written above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

NET CASH SERVICES INC.

Per: /s/ Nasir Verjee	Per: /s/ Bill Kerasiotis
Title: President	Title: General Manager
Name: Nasir Verjee	Name: Bill Kerasiotis

     SCHEDULE A
PREMISES HOSTING ATM

Net Cash Services Inc. will use commercially reasonable efforts to find one or more appropriate locations to situate the ATM [and will arrange for the installation of the ATM therein]. While Net Cash Services Inc. will make the final determination in the selection of the premises, Net Cash Services Inc. will consider in good faith all reasonable suggestions of the Purchaser in making its determination.]

Net Cash Services Inc. may, in its discretion, remove any ATM from any location at any time should it determine, in its sole discretion, that to do so would be necessary or advisable, including without limitation, where there are low ATM Transaction volumes occurring at such location. If Net Cash Services Inc. should so remove an ATM, it will use commercially reasonable efforts to find one or more alternate and more appropriate locations to situate such ATM.]

SCHEDULE B
ATM ACQUISITION INFORMATION AND TERMS

BUSINESS INFORMATION

Purchaser's Name		Business Address	
Phone	Fax	Years at this address	
Proprietorship ❐	Partnership ❐	Corporation ❐	Non-Profit ❐
Tax ID #		Type of Business	

Name of Principals / Title	Social Insurance #	% Ownership	Home Address

EQUIPMENT INFORMATION

Manufacturer Name	
Terminal ID #	Terminal Live Date*
Terminal Model	Terminal Phone #(s)
Terminal Serial #	

Connection Type
Dial Up ❐ Datapac ❐ Wireless ❐

DELIVERY INSTRUCTIONS

Deliver ATM to:		Deliver ATM by:	

Will 657333 B.C. LTD be installing the ATM on the Premises? Yes ❐ No ❐ (If yes, complete boxes below)

Electrical Ordered Yes ❐ No ❐	Phone Line Ordered Yes ❐ No ❐
Date Expected	Date Expected

PURCHASE PRICE

Price per ATM	
# of ATMs	
Other Payments	
Taxes	
TOTAL PAYMENT

SCHEDULE C
ATM SUPPORT SERVICES TERMS AND FEES

Luv-A-Fair Restaurants will received $1.00 of the current $2.00 Surcharge. Net Cash Services will receive the remaining amount of the surcharge.

SCHEDULE D
CLEARING ACCOUNT AUTHORIZATION FORM

AUTHORIZATION AGREEMENT FOR ELECTRONIC FUNDS TRANSFER

Bank Name: __________________      Telephone: _________________________ Date Opened:__________________

AUTHORIZATION AGREEMENT FOR AUTOMATIC FUNDS TRANSFER

I/We hereby authorize Net Cash Services Inc. (Net Cash Services Inc. ) or its designated processor to initiate credit and/or debit entries and to initiate if necessary reversing entries and adjustment for any original entries made in error to my/our Checking Account indicated below and the depository names below, hereinafter called Depository, to credit and/or debit the same to such account.

Bank Name: _________________________________ Branch: _____________________________

Transit/CBA Number: _________________________ Account Number: ______________________

This authority is to remain in full force and effect until Net Cash Services Inc. has received written notification from me and/or a designated officer of the business of its termination in such time and in such manner as to afford Net Cash Services Inc. and Depository a reasonable opportunity to act on it.

(Attach a Voided Check)

To induce Net Cash Services Inc. 's reliance thereon, the undersigned certifies the accuracy of all the foregoing information and authorizes Bank, Credit Bureau or other investigative agency employed by Net Cash Services Inc. or its designated processor to investigate references given to Net Cash Services Inc. or statements or other data contained herein obtained from Business or from other persons pertaining to Business' credit or financial responsibility or accuracy of any of the foregoing information. I/We further agree to notify Net Cash Services Inc. promptly of any and all changes, which may occur from time to time in the information and statements, contained herein.

Owner/Officer Signature:________________________     Date: ________________________

Name on Account: _____________________________      Account Number: _____________